Exhibit 99.1

Tel-Instrument Electronics Corp Announces Preliminary Results for 2007
                 and the Hiring of Two Key Executives


    CARLSTADT, N.J.--(BUSINESS WIRE)--May 10, 2007--Tel Instrument Electronics (Tel) announced today that its preliminary estimates for results of operations for the year and the quarter ended March 31, 2007 indicate a significant loss. The loss is primarily attributable to the decline in sales. As previously announced, Tel is in a transitional phase between the end of deliveries, pursuant to its multi-year AN/APM-480 contract, and the commencement of production deliveries under its two recent previously announced multi-year Navy contracts (Craft - AN/USM-708 and ITATS - AN/ARM-206).

    The AN/USM-708 is a key product for the Company as it represents a cutting edge technology product, and is currently the only Mode 5 flight line test set under contract with the U.S. Military. The extensive Navy technical evaluation process for AN/USM-708 is scheduled to commence later this year with production options expected to be received during the fourth quarter of calendar year 2008. The AN/ARM-206 Intermediate Level TACAN Test Set (ITATS) design combines advanced digital technology with state of the art automated testing capabilities. This product will represent an important expansion to Tel's current product line and the automated testing capabilities will represent a significant benefit to our customers. This contract, when taken in conjunction with the current CRAFT contract (AN/USM-708), should represent a solid base for the future profitable growth of the Company. The AN/ARM-206 program, which was temporarily interrupted by a GAO protest, is proceeding on schedule with the Preliminary Design Review (PDR) scheduled for later this month.

    Sales of existing products have been below expectations for the last year as commercial sales remain slow due to the difficulties in the commercial airline industry, and certain medium-sized military orders have been delayed. Company revenues are expected to improve in the current 2008 fiscal year due in large part to anticipated revenues associated with the documentation and logistics phases of the two major Navy programs. Significant growth is expected in the following calendar years when substantial production deliveries of the AN/USM 708 and AN/ARM 206 are expected to commence.

    Tel continues to enhance its management team and company infrastructure to support its future growth plans. In this regard, Mr. Chris Allen joined Tel earlier this year as our Director of Business Development. Chris has significant experience in the military avionics industry and is the ideal person to market Tel's new products. More recently, Dr. Ken Filardo joined Tel as Director of Engineering. Dr. Filardo has extensive experience in the military communications and avionics industry and his technical and management expertise will greatly augment Tel's engineering capabilities.

    At April 30, 2007, the Company's backlog stood at $8.9 million. This backlog is expected to materially increase when the initial production orders for the two Navy contracts are received. Historically, the Company obtains a substantial volume of orders which are required to be filled in less than 12 months, and, therefore, many of these orders are not reflected in the backlog. With its current cash balance and available bank line of credit of $1.5 million, Tel believes that it has sufficient financial resources to fund its expansion plans.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel Instrument Electronics
             Joseph P. Macaluso, 201-933-1600